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                                                                Exhibit 99a

                              FAIRWOOD CORPORATION
                              One Commerce Center
                      1201 North Orange Street, Suite 790
                           Wilmington, Delaware 19801





FOR IMMEDIATE RELEASE                                              PRESS RELEASE
January 18, 1996


Stratford and Barcalounger are not impacted by an involuntary bankruptcy Petition filed vs Fairwood Corporation who has until mid-February to resolve or respond to Petition issues.

Wilmington, DE - An involuntary bankruptcy petition was filed against Fairwood Corporation on January 3, 1996 by holders of Fairwood's Subordinated 16 7/8% Pay-in-Kind Debentures due 2004. The parties have agreed to extend until mid-February Fairwood's time to answer or otherwise move with respect to the bankruptcy petition. In the meantime, representatives of Fairwood and of the petitioning creditors are expected to meet in an attempt to resolve the issues which prompted the filing.

             Stratford and Barcalounger Companies, operating divisions of Furniture Comfort Corporation, and its parent, Consolidated Furniture Corporation, are direct and indirect subsidiaries of Fairwood, but are not under the supervision of the Bankruptcy Court. Moreover, their operations are not impacted in any way by the Fairwood filing. These operating companies continue to enjoy the full support of their lender who just extended their loan agreement to January 2, 1997. The operating companies and the lender are in the process of amending this agreement to accommodate 1996 strategic plans and operational requirements.

             Fairwood is a holding company located in Wilmington, Delaware, and is the sole obligor to the holders of the debentures.